Exhibit 99.2

EXECUTION VERSION

734 Investors, LLC
590 Madison Avenue
New York, NY 10022

October 17, 2013

Alico Holding, LLC
c/o Atlantic Blue Group, Inc.
122 East Tillman Avenue
Lake Wales, FL  33853
Attention: David A. Koon

Atlantic Blue Group, Inc.
122 East Tillman Avenue
Lake Wales, FL  33853
Attention: David A. Koon

Dear Mr. Koon:

Reference is made to that certain Stock Purchase Agreement (the “Purchase Agreement”), dated as of October 17, 2013, by and between Alico Holding, LLC (the “Seller”), 734 Investors, LLC (the “Buyer”), solely for purposes of Section 1.3 thereof, 734 Agriculture, LLC (“Parent”) and solely for purposes of Section 6.10 thereof, Atlantic Blue Group, Inc. (“Alico Parent”).  Capitalized terms used but not defined herein have the respective meanings ascribed to such terms in the Purchase Agreement.

Each of the parties hereto agrees that the conditions set forth in Section 3.1(c) of the Purchase Agreement (the “Board Conditions”) are hereby irrevocably waived; provided that the waiver of the Board Conditions set forth in the preceding clause shall only be effective if the Board Conditions have not been satisfied by the later of (1) November 15, 2013 and (2) three Business Days after satisfaction (or waiver, if permissible) of the other conditions set forth in Section 3.1 of the Purchase Agreement (other than conditions that by their nature are to be satisfied and are in fact satisfied at the Closing).

This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law.  This letter agreement, together with the Purchase Agreement (including the Schedules and Annexes thereto) and the Equity Agreements embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof or thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.  The parties hereto agree that except as expressly set forth in this letter agreement, this letter agreement shall not constitute an amendment, modification or waiver of any provision of the Purchase Agreement, which shall continue and remain in full force and effect without alteration in accordance with its terms.  Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6, 6.8, 6.9 and 6.10 of the Purchase Agreement are incorporated by reference as though fully reproduced herein, mutatis mutandis, except that references to “this Agreement” shall be deemed to be references to this letter agreement.

Please confirm your agreement with the foregoing by executing and returning the enclosed copy of this letter agreement, whereupon this letter agreement shall be binding upon all of the parties hereto.

Sincerely,

734 INVESTORS, LLC

By:	/s/ Remy W. Trafelet
	Name:	Remy W. Trafelet
	Title:	Authorized Person

734 AGRICULTURE, LLC

By:	/s/ Remy W. Trafelet
	Name:	Remy W. Trafelet
	Title:	Manager

Agreed and Acknowledged as of the 17th day of October, 2013:

ALICO HOLDING, LLC

By:	/s/ David A. Koon
	Name:	David A. Koon
	Title:	Manager

By:	/s/ Yvonne Bunce
	Name:	Yvonne Bunce
	Title:	Manager

ATLANTIC BLUE GROUP, INC.

By:	/s/ David A. Koon
	Name:	David A. Koon
	Title:	President and CEO

cc: Richard C. Witzel, Skadden, Arps, Slate, Meagher & Flom LLP
Matthew M. Guest, Wachtell, Lipton, Rosen & Katz

[Signature page to Letter Agreement]